UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2021

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware	1-33926	75-1256622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 19, 2021, John R. “Dick” Townsend, the Executive Vice President and Chief Manufacturing Officer of Trecora Resources (the “Company”), announced his intention to retire effective May 14, 2021 (the “Retirement Date”).

In connection with Mr. Townsend’s announcement, the Company and Mr. Townsend have entered into a Retirement Agreement (the “Agreement”). Under the terms of the Agreement, Mr. Townsend will provide certain transitional support to the Company as a consultant and independent contractor for a period beginning on the Retirement Date and continuing until February 13, 2023 (the “Transition Services Period”). As compensation for Mr. Townsend’s services during the Transition Services Period, and in recognition of his service to the Company, the Agreement provides that Mr. Townsend will be entitled to retain his rights and interests in certain unvested time-based restricted stock units that were issued in 2019 and 2020 and such awards shall continue to vest in accordance with their terms during the Transition Services Period, subject to Mr. Townsend’s continued compliance with the terms of the Agreement.

Pursuant to the Agreement, Mr. Townsend provided a customary general release of claims he may have against the Company and has, among other things, agreed (i) not to disclose the Company’s confidential information and trade secrets, (ii) generally not to directly or indirectly compete with the Company during the Transition Services Period, (iii) not to solicit the Company’s employees during the Transition Services Period, (iv) not to disparage the Company, its products, services and relevant agents, and (v) to cooperate with and assist the Company with respect to matters about which he has personal knowledge or which were within the purview of his job responsibilities at the Company.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company’s Form 10-Q for the fiscal quarter ended March 31, 2021.

Item 8.01.     Other Events

In connection with Mr. Townsend’s retirement, the Company announced on April 21, 2021, that Rafael “Ralph” Pons, who is currently serving as site leader at the Company’s South Hampton Resources facility in Silsbee, Texas, will assume the role of Chief Manufacturing Officer of the Company effective May 15, 2021. Mr. Pons joined the Company in February 2020 from Preferred Sands, where he most recently served as Vice President of Operations, and has over 35 years of experience in chemical manufacturing, including facilities management, construction management, facility support, project/program management, contract administration, operations and maintenance and facilities planning. Mr. Pons holds a Master of Science degree in Operations Management from the Rensselaer Polytechnic Institute and a Bachelor of Science degree in Chemical Engineering from the University of Virginia.

    As part of the overall transition of the Company’s manufacturing leadership, the Company also announced that Dan Roberts has assumed the role of site leader at the Company’s South Hampton Resources facility effective April 19, 2021, succeeding Mr. Pons so that he may focus on transition matters.

On April 21, 2021, the Company issued a press release related to the manufacturing leadership changes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated April 21, 2021
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date: April 21, 2021	By:	/s/ Michael W. Silberman
Michael W. Silberman
General Counsel and Corporate Secretary